STRATS Trust For News Corporation Securities, Series 2006-4 - 10-K

Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

U.S. Bank Trust National Association

The undersigned, a duly authorized officer of U.S. Bank Trust National Association (the “Trustee”), as Trustee in respect of the STRATS Trust for News Corporation Securities, Series 2006-4 (the “Trust”), does hereby certify that:

1.	The Bank is Trustee under the Trust Agreement.

2.	The undersigned is duly authorized as required pursuant to the Trust Agreement to execute and deliver this Certificate to the Trust.

3.	This Certificate is delivered pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB.

4.	A review of the Trustee’s activities during the twelve-month period ended December 31, 2016 and of its performance under the Trust Agreement has been made under my supervision.

5.	To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout such twelve-month period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March 2017.

By:	/s/ Amy B. Byrnes
Name:	Amy B. Byrnes
Title:	Senior Vice President